Exhibit 99.1

Aeon Acquisition I Corp. Announces the Separate Trading of its Class A Ordinary Shares, Warrants and Rights, Commencing on July 1, 2026

NEW YORK, June 29, 2026 (GLOBE NEWSWIRE) –  Aeon Acquisition I Corp. (the “Company”) today announced that, commencing on July 1, 2026, holders of the 14,375,000 units (the “Units”) sold in the Company’s initial public offering (the “Offering”), may elect to separately trade the Class A ordinary shares, warrants and rights included in the Units. Any Units not separated will continue to trade on the NASDAQ Global Market (“NASDAQ”) under the symbol “AESPU.” Any underlying Class A ordinary shares, warrants and rights that are separated will trade on the NASDAQ under the symbols “AESP”, “AESPW” and “AESPR”, respectively. Holders of Units will need to have their brokers contact the Company’s transfer agent, Odyssey Transfer and Trust Company, in order to separate the holders’ Units into Class A ordinary shares, warrants and rights.

The Units were initially offered by the Company in an underwritten offering. Chardan acted as lead underwriter for the offering. D. Boral Capital LLC (“D. Boral”) acted as co-lead underwriter, and Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-manager for the offering. Loeb & Loeb LLP served as legal advisor to the Company. Kamps Legal, P.C. served as legal advisor to Chardan. Paul Hastings LLP served as legal advisor to D. Boral.

A registration statement on Form S-1, as amended (File No. 333-294963) (the “Registration Statement”) relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 2, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained by contacting: (i) Chardan, 1 Penn Plaza, Suite 4800, New York, New York 10119, by email at: prospectus@chardan.com; (ii) D. Boral, 590 Madison Avenue, 39th Floor, New York, New York 10022, by email at: dbccapitalmarkets@dboralcapital.com; or (iii) the Securities and Exchange Commission on its website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aeon Acquisition I Corp.

Aeon Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Aeon Acquisition I Corp.

Demetrios Mallios

Chief Executive Officer and Director

Phone: 888-273-3040

Email: aesp@aeonacquisitioncorp.com